Exhibit 10.17

OUTSOURCING SERVICES AGREEMENT

by and between

BOISE CASCADE, L.L.C.,

and

BOISE PAPER HOLDINGS, L.L.C.

February 22, 2008

Outsourcing Services Agreement

This Outsourcing Services Agreement is made and entered into, as of February 22, 2008 (the “Execution Date”), by and between Boise Cascade, LLC, a Delaware limited liability company (“Boise  Cascade”), and Boise Paper Holdings, L.L.C., a Delaware limited liability company (“Boise Paper”), (each, a “Party,” and collectively, the “Parties”).

WHEREAS, pursuant to that certain Purchase and Sale Agreement, by and among Boise Cascade and certain of its Affiliates and Aldabra 2 Acquisition Corp. (“Aldabra”) and certain of its Affiliates, dated September 7, 2007 (as the same has been and may be amended, modified, supplemented or waived from time to time, the “Purchase Agreement”), Boise Cascade is selling its paper, packaging and newsprint and transportation businesses and most of its corporate staff operations to Boise Paper by means of (i) a contribution and transfer of (x) the stock of its paper, newsprint and packaging and transportation subsidiaries and (y) certain additional assets and personnel involved in its paper, newsprint and packaging, and transportation businesses and its staff operations to Boise Paper and (ii) a sale of the entire equity interest in Boise Paper to a wholly owned subsidiary of Aldabra; and

WHEREAS, Boise Cascade and Boise Paper have agreed in the Purchase Agreement to cause the parties and their Affiliates to provide corporate staff services to each other on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties agree as follows.

1.             Defined Terms.

All definitions contained in Appendix 1 shall apply throughout this Agreement and each appendix, schedule, exhibit, and other attachment made a part hereof and any Statement of Work entered into pursuant hereto unless, in respect of a Statement of Work, its terms provide a different definition of a term to be used solely in respect of that Statement of Work.

2.             Services; Statements of Work.

The Services to be provided by the parties to each other shall be as set forth in the Statements of Work provided for below

2.1.         Statements of Work.

2.1.1.      Initial Statements of Work.  Concurrently with the execution of this Agreement, the Parties are entering into Statements of Work which describe certain corporate staff Services to be provided during the term of this Agreement, copies of which are attached as Appendix 2.  Each Statement of Work identifies one Party as a Service Provider and the other Party as a Services Recipient in respect of the Services to be provided pursuant to such Statement of Work, describes the Services to be provided thereunder, and the compensation to be paid therefor, and certain additional information called for in this Agreement.

2.1.2.      Subsequent Statements of Work.  The Parties may, but shall not be required to, from time to time during the term hereof, enter into one or more additional Statements of Work that provide for the provision by one Party to the other of additional Services not provided for in any other Statement of Work then in effect.  Any subsequent Statement of Work shall be substantially in the form of the Statements of Work attached as Appendix 2 and shall be signed by an authorized representative of each Party.  Each Statement of Work shall become effective on the date specified in the Statement of

Work and continue in effect until the expiration date specified in the Statement of Work, but not longer than the then remaining term of this Agreement.

2.2.         Services to and by Affiliates.  Services to be provided hereunder shall be provided to the Party designated in the Statement of Work as the Services Recipient and to all of its Affiliates unless the Statement of Work provides a narrower definition of Services Recipient.  A Service Provider may provide Services hereunder directly or through one or more of its Affiliates and provision of Services by an Affiliate of a Service Provider shall satisfy the obligations of the Service Provider hereunder; provided that, if a Service Provider elects to have Services provided hereunder through one or more of its Affiliates, the Service Provider shall remain as fully liable for the provision of such Services as though it had provided them directly.

2.3.         Order of Precedence.  In the event of any conflict between the terms of this Agreement and a Statement of Work, the terms of this Agreement shall control unless the Statement of Work contains a provision expressly identifying any provision of this Agreement which the parties intend to be superseded by the terms of such Statement of Work, expressing their intent to so modify such provision for purposes of such Statement of Work, setting out the scope of the modification, and acknowledging that such modification is limited in its effect solely to the Statement of Work in which it is contained.  In such event the Statement of Work shall be signed by the Relationship Manager of each Party.

2.4.         Services Inclusive.  The descriptions of Services contained in the Statements of Work are intended by the parties to be descriptive and not exhaustive.  To this end, the Services provided pursuant to this Agreement shall include performance of: (i) the functions and activities specifically described in the relevant Statement of Work; (ii) all ancillary functions and activities related thereto that, even though not specifically identified in the relevant statement of Work, were being performed by Boise Cascade’s relevant staff function in connection with the Services more particularly described in the Statement of Work prior to the Execution Date; and (iii) additional Services relating to the Services described in such Statement of Work that become necessary for the Service Provider to ensure that it delivers the relevant service in compliance with Law or that become necessary to the Services Recipient to ensure that it carries out the business functions affected by such Service in compliance with Law, including in each case any new or changed Laws applicable to the activities involved.

2.5.         Absolute Obligation.  Subject to Sections 22.5, and 25.2 hereof, a Service Provider’s obligation to provide the Services required by this Agreement shall be absolute and unconditional and Service Provider may not suspend provision of the Services in the event of a Dispute (including a dispute over payment).

3.             Term of the Agreement.  Subject to the provisions of any Section hereof permitting early termination of this Agreement, the “Initial Term” of this Agreement shall commence as of the Execution Date and end on the third anniversary of the Execution Date.  Thereafter. this Agreement shall continue for successive renewal terms of one year each (each such one-year term, a “Renewal Term”) beginning on the date of the expiration of the Initial Term or the immediately preceding Renewal Term and concluding on the first anniversary of the expiration of such Initial Term or Renewal Term, unless either party shall have given written notice of non-renewal to the other Party not less than 364 days prior to the end of the Initial Term or the Renewal Term then in effect.  When used herein, the “Term” of this Agreement shall be the Initial Term and each Renewal Term; provided that the “Term” of this Agreement shall terminate on any earlier termination of this Agreement in accordance with its terms.  No expiration or termination of the Term shall release any party from liability for breach of this Agreement arising prior to such expiration or termination.  Absent a provision to the contrary in any Statement of Work, and subject to the provisions of any Section hereof permitting early termination of this Agreement or any

Statement of Work, the term of each Statement of Work shall commence on the date of its execution by the parties and end on the termination of this Agreement.

4.             Service Provider’s Commitments

4.1.         Personnel and Facilities.  Except as otherwise expressly provided in this Agreement or a Statement of Work, Service Provider shall be responsible during the Term for providing all facilities, personnel, and other resources necessary for Service Provider’s provision of the Services, and all costs and expenses associated therewith.  If provision of any Services to Services Recipient at the level and quality required hereby while simultaneously providing the same or similar Services to the Service Provider’s own operations requires an expansion of Service Provider’s staff providing such Service, Service Provider shall promptly engage such additional Personnel as may be necessary to satisfy its and Services Recipient’s combined requirements.  Each Party shall make all capital investments in equipment or other assets necessary to deliver or utilize Services provided for hereby or as may be necessary to maintain the quality of the Services in accordance with the Performance Requirements.  All such capital expenditures shall be made at Service Provider’s sole expense and all equipment and other assets with respect to which such capital expenditures are made shall be owned exclusively by the Service Provider notwithstanding any provision herein for recovery of all or any portion of the Service Provider’s depreciation expense in respect of such equipment from Services Recipient; provided that if a capital expenditure is required solely to respond to a request for specific incremental services by a Services Recipient, such expenditure shall be made by the Services Recipient and the equipment or other asset with respect to which such capital expenditures are made shall be exclusively owned by Services Recipient, but Service Provider shall operate such capital item as necessary to provide services hereunder.

4.2.         Improvements and New Technology.  If requested by Services Recipient, or where it is essential to continuation of provision of a Service on a cost effective and efficient basis, Service Provider shall make available to Services Recipient all of the updates, modifications and improvements to the Services that Service Provider provides to its own business units and operations for Services that are the same as or substantially similar to the Services.  Where necessary for continued use and enjoyment of a service by the Services Recipient, Service Provider shall also provide and deliver to Services Recipient all updates, modifications and improvements to Documentation, Software, processes, materials, and technology on a basis that is no less favorable than the updates, modifications and improvements to the foregoing that Service Provider provides to its own business units and operations.

5.             Volume of Services and Changes

5.1          Volume of Services.  Unless any Statement of Work provides otherwise, the volume of Service to be provided for any particular Service, shall be Services Recipient’s full requirements for such Service and the Service Provider shall make, on a timely basis, such additions to its staff and equipment necessary to meet such requirements, in combination with its own requirements for Services provided by the same staff and equipment.  In the event that a Services Recipient foresees a need for a material increase or decrease in any Service provided hereunder, it shall give the Service Provider reasonable notice of the scope and timing of such prospective change in Service level, and the Service Provider shall take reasonable steps to appropriately adjust its capacity to deliver such Service, including addition or reduction of staff, addition of equipment, etc.  Additional costs incurred for any expansion of Service shall be allocated between the parties pursuant to Section 10 hereof and any relevant provision of the specific Statement of Work covering such Service.

5.2          Changes in Scope.  Changes in scope of any particular Service to be provided hereunder (other than changes in the volume of any particular service) shall be effected as follows:

5.2.1  Changes in Legal Requirements.  Where a change in the scope of any Service is necessitated by a change in any statute, regulation, or other legally enforceable requirement or any change in accounting rules applicable to the Services Recipient, the Service Provider shall provide the additional Services necessitated by such change on the same basis as a change in volume pursuant to Section 5.1 hereof.

5.2.2  Changes in Business Requirements.  Where a change in the scope of any Service is necessitated by a change in the business requirements of the Services Recipient, including a decision to enter a new line of business, or to change its administrative procedures, and the additional Services required thereby are ones that can be accommodated by the Service Provider’s existing staff function (with or without the addition of personnel thereto) without addition of a wholly new staff function, such additional Service requirement shall be treated the same as a change in Service level under Section 5.1.  However, where the required additional Services cannot be so accommodated, they may be added to this Agreement only by execution of a new Statement of Work on terms and conditions reasonably satisfactory to each Party; provided that neither Party shall be obligated to enter into any such new Statement of Work.  By way of example and without limiting the foregoing, an expansion of scope which would be governed by the same rules as Section 5.1 would be a change in a Services Recipient’s financial reporting requirements necessitated by a new credit agreement and an example of a change in scope of Services which would not be governed by the same rules as Section 5.1 would be the acquisition by the Services Recipient of a foreign subsidiary that requires preparation of financial reports in accordance with generally accepted accounting principles of a jurisdiction other than the United States.

6.             Record Keeping

6.1          General.  Service Provider shall maintain records which shall include complete and accurate records of any invoices and supporting documentation for all amounts billable to, and payments made by, Services Recipient under this Agreement.  Service Provider shall provide to Services Recipient or its designee documentation and other information relating to each invoice as may be reasonably requested by Services Recipient to verify that the Charges on such invoice are accurate, complete, and valid in accordance with this Agreement.

6.2          Compliance with Purchase Agreement.  Section 8S of the Purchase Agreement shall apply to all records relating to Services Recipient created after the Closing Date pursuant to the Services supplied under this Agreement.  The termination or earlier expiration of this Agreement shall not affect the obligations of a Party pursuant to Section 8S of the Purchase Agreement in respect of records created before the Execution Date or records created pursuant to this Agreement after the Execution Date.

7.             Information Security Requirements.  Each Party shall, with respect to the other Party’s Confidential Information, comply with the most stringent of the information security and privacy policies (i) in effect at Boise Cascade immediately prior to the Execution Date; (ii) required by Law; or (iii) utilized by the Party in possession of such Confidential Information from time to time.  In addition, in the event of any breach of the foregoing which results in the release of material Confidential Information of a Party to third parties not controlled by the releasing Party or to the general public, the Party responsible for such breach shall promptly notify the other Party as soon as it becomes aware of any such breach, violation or incident.

8.             Service Performance

8.1.         Performance of Services—General Standard.  Absent a provision to the contrary in any Statement of Work, Service Provider shall provide each Service (i) in a professional, workmanlike manner, (ii) in accordance with generally accepted industry standards and (iii) with a standard of care that is no less than the greater of a standard of care (a) that was observed prior to the Execution Date in providing such Service to Services Recipient, and (b) that Service Provider observes in providing such Service (or a substantially similar Service) to its own business units and operations, and (iv) in accordance with any specific performance requirements set forth in the applicable Statement of Work.

8.2          Reperformance.  Services Recipient may require Service Provider to correct or re-perform any defective or nonconforming Services at Service Provider’s sole expense when such re-performance is reasonably necessary and practical under the circumstances, as reasonably determined by Services Recipient.  Services Recipient may also require Service Provider to take appropriate and reasonable steps to ensure that future performance of the Services will be in accordance with the requirements of this Agreement and the applicable Statements of Work.  Service Provider shall undertake any remedial action required by this Section 8.2 at no additional charge to Services Recipient.

8.3          No Preferential Treatment.  Service Provider shall not favor its own business units and operations over those of Services Recipient (including in the level of service, staffing priorities, allocation of Personnel, training and expertise of Personnel, capital expenditures, allocation of work between internal staff and third party service providers and allocation of available resources upon the occurrence of a Force Majeure Event) when providing to its own business units and operations Services that are the same as, or substantially similar to, any Services provided hereunder or which are provided to both Parties by the same Personnel.

9.             Business Continuity and Disaster Recovery Plan.  Any Service Provider providing data processing Services shall maintain a disaster and business continuity plan in respect of its data processing operations that provides a level of protection and service restoration capability in respect of Services provided to Services Recipient that is not less than that provided by Boise Cascade’s similar plans in effect as of immediately prior to the Effective Date.

10.          Charges.

10.1.       Direct Fully Allocated Costs.  Unless provided to the contrary in a Statement of Work, the Services Recipient shall pay the Service Provider for the Services provided it under each Statement of Work an amount equal to the Service Provider’s Direct Fully Allocated Cost of providing such Services.   When used herein, “Direct Fully Allocated Cost” shall mean an allocable share of all direct costs incurred by Service Provider in the delivery of such Services including (i) fully loaded wage costs of personnel providing the Services including salary, payroll taxes, benefit costs, incentive compensation costs and other like costs customarily included in fully loaded employment costs; (ii) depreciation expense on equipment or other assets used in the provision of such Services; (iii) building rent for portions of the building in use for the delivery of such Services; (iv) out-of-pocket expenses reimbursed to or incurred on account of staff employees providing such Services including travel and entertainment and professional training; (v) payments to third parties for Services utilized in the operation of any staff function providing Services hereunder, excluding third party expense covered by Section 10.5 or for the provision by Service Provider of Services solely to itself; and (vi) portions of the cost of other staff functions of Service Provider customarily allocated to the staff function providing a Service, but without duplication of costs already allocated to Services Recipient by such other staff functions.

Notwithstanding the foregoing, the “Direct Fully Allocated Cost” of any Service shall not include any of Service Provider’s general overhead not specifically attributable to a staff function providing Services hereunder, including (a) wage and salary costs for senior executives not providing direct and immediate management of a Service providing staff function; (b) any portion of Service Provider’s cost of debt or equity financing; (c) any amount accrued, paid, or received as state federal or local income tax or franchise tax expense or benefit; and (d) indirect costs of any staff function not customarily allocated by Service Provider to its other staff functions.

Direct Fully Allocated Costs of each staff function providing Services shall be estimated during the first six months and the last six months of each calendar year on the basis of such staff function’s annual budgeted costs of operations for the first six months and its budget update for the last six months, in each case, as prepared in connection with such staff functions normal business operations.  At the end of each six month period, amounts billed and paid on the basis of such budgeted costs shall be trued up to actual costs incurred during such period.

10.2        Allocations.  Allocations of the costs to be included in Direct Fully Allocated Costs shall, be made (i) on the basis of the percentage of staff time allocated to the provision of Services to a Services Recipient in each staff function providing Services, with such percentage to be reasonably determined and reported monthly by the Service Provider; (ii) on the basis of units of performance specified in the Statement of Work measured and reported monthly by the Service Provider; or (iii) on such other basis as may be specified in the relevant Statement of Work.  For the avoidance of doubt, unless the options referred to in clause (ii) or (iii) of this Section 10.2 are specifically selected for particular Service in a Statement of Work, costs shall be allocated as provided in clause (i) of this Section 10.2.

10.3        Third Party Expenses.  To the extent that a Service Provider retains third parties to assist it in the provision of Services to a Services Recipient and such Services are retained to augment the level of Services which can be provided by its own staff, such third party costs shall be included in its allocation of its direct costs of providing such Services and allocated between the parties in accordance with clause (v) of Section 10.1 and included in charges in accordance with Section 10.2.  Where such third party Services are specifically requested by the Services Recipient or obtained by the Service Provider because it lacks the relevant expertise on its own staff to provide such Service and does not have a need for such Services itself, such Services shall not be included in the costs and cost allocation provided for above and Services Recipient shall be required to reimburse expenses incurred by Service Provider for such third party Services.  The cost of any such Services shall be billed and paid along with each monthly billing for estimated Direct Fully Allocated Cost of other Services.

10.4        Tax Obligations.  Service Provider shall bill to Services Recipient and Services Recipient shall pay to Service Provider all sales and use taxes applicable to Services provided hereunder.  Service Provider shall remit such sales and use taxes to applicable taxing authorities and make all tax filings required thereby.  All other Taxes shall be borne by the Party incurring same and not included in any allocation of costs hereunder.

11.                               Invoicing and Payment

11.1.       Invoicing and Payment

11.1.1.    Payment Period.  Service Provider shall invoice Services Recipient in arrears on or before the 15th day of each month for the Estimated Fully Allocated Direct Costs and any third party services incurred and paid by Service Provider which are required by Section 10.3 to be reimbursed separately from the cost allocation for such month.  Payment of each such invoice shall be due by the 25th of such month.

11.1.2.    Late Payment.  If Services Recipient does not pay undisputed amounts due to Service Provider within ten (10) days after such payment became due and payable, Service Provider may give Services Recipient notice in writing of late payment.  In the event that such notice is given, Services

Recipient shall pay Service Provider a late fee calculated at a rate per annum that is three percentage points above the Prime Rate from date the relevant payment was due to the date of payment.

11.2        Record Keeping; Invoice Audits.  Each Service Provider shall maintain accurate records of the amounts billed to Services Recipient and the basis for such billings, including records of the costs incurred and included in such bills and the allocation of such costs in accordance with this Agreement.  At any time during the Term hereof (but not more frequently than once every six months) and for a period of one year after the termination hereof, Services Recipient or its designee may review and audit such records in respect of any Statement of Work.  Service Provider shall cooperate in any audit of such records that Services Recipient may undertake.  In the event any such audit uncovers an overcharge of Services Recipient, then Service Provider shall reimburse Services Recipient for the amount of the overcharge and, if the overcharge is more than 10% of the aggregate Charges for the period audited, interest on the amount of the overcharge calculated at a rate per annum that is three percentage points above the Prime Rate from the date paid until the date repaid.  If such audit reveals an undercharge, Services Recipient shall pay the amount of such undercharge at the time of payment of the next monthly payment of charges.  The cost of any such audit shall be borne by the Services Recipient unless such audit reveals an overcharge of more than 15% of the aggregate Charges for the period audited, in which case such audit costs shall be reimbursed by the Service Provider.

11.3.       Disputed Charges.  Services Recipient shall pay all undisputed Charges when they become due in accordance with this Agreement.  If Services Recipient, in good faith, disputes any Charges regarding the Services, it shall promptly notify Service Provider and the Parties shall address such Dispute through the Dispute Resolution Process.  With respect to those portions not in Dispute, Services Recipient shall pay such invoice in accordance with the time period associated with the invoice.

11.4.       Invoice and Remittance Addresses.  Service Provider shall send a unified invoice covering all Statements of Work to the attention of the Controller of the Services Recipient at the principal offices of the Services Recipient together with such supporting information as may be reasonably requested by the Services Recipient.  Services Recipient shall remit all payments due Service Provider under this Agreement in United States Dollars by wire transfer or other electronic method of immediately available funds to a domestic bank account designated by Service Provider by the 25th of each month, or if such day is a day on which banks are not regularly scheduled to be open for business in the united States, the last working day prior to such date.  Service Provider may change such payment account from time to time by written notice to Services Recipient.

12.          Service Provider’s Personnel

12.1.       Personnel

12.1.1.    Qualified Personnel.  Service Provider shall provide its Personnel with suitable training, education, skill and other qualifications to perform the Services under each specific Statement of Work, and Service Provider shall be responsible for any and all acts or omissions of the Personnel..

12.1.2.    Termination.  Except as otherwise set forth in this Agreement, neither Party shall be liable to the other Party (or to any third party, including any Personnel) for any termination of the employment or engagement of any of the other Party’s Personnel, or costs arising therefrom, in connection with this Agreement or the provision of the Services.

12.1.3.    Replacement at the Request of Services Recipient.  Service Provider shall, in good faith, consider reasonable requests from Services Recipient with respect to the hiring, transfer, or removal for cause of any of Service Providers Personnel providing the Services, solely with respect to the provision of such Services to Services Recipient; provided that any hiring or termination decision (whether for cause or without cause) shall be at the sole discretion of the Service Provider.

12.1.4.    Compliance with On-Site Policies.  When the Personnel of a Party are on the other Party’s premises, they shall comply with all applicable rules, regulations and policies applicable to other contractors at such premises, including such matters as on-site working hours, holidays and such Party’s physical security and safety policies.  If requested, each Party shall use reasonable efforts to provide the other Party with written copies of such rules, regulations and policies to the extent that such rules, regulations, and policies are provided to third party contractors on such premises.  Each Party may, in its sole discretion, approve all Personnel requiring access to any of its facilities or sites.

12.1.5.    Compliance with Agreement.   The Parties will ensure that its Personnel providing or receiving the Services comply with the applicable terms of this Agreement and the Statements of Work (including the terms in Articles 7 and 14).

12.1.6.    Background Checks.  Service Provider shall conduct background checks for Personnel hired or engaged after the  Execution Date that have access to or responsibility for Services Recipient’s cash, money, bank accounts, investment accounts or other financial assets.

12.1.7.    Statements of Work.  Statements of Work may specify additional Personnel requirements, including requirements to use Personnel with specified training, skills or education for specified tasks.

12.2.    Solicitation.  Notwithstanding Section 8R of the Purchase Agreement, Services Recipient shall have the right to solicit or hire any Personnel of Service Provider engaged in the provision of Services who has been terminated by Service Provider, and to solicit any such personnel of Service Provider to whom Service Provider has given notice of termination, provided that any rehiring of any such Personnel by Services Recipient shall occur no earlier than the termination date specified in such notice of termination.

12.3.    Non-Employment.  Service Provider’s Personnel are not Services Recipient’s employees or agents, and Service Provider shall be fully responsible for their acts, regardless of whether such Personnel are acting within the scope of their employment or agency.  Service Provider shall be solely responsible for the payment of compensation of the Personnel, and Service Provider shall inform Personnel that they are not entitled to any of Services Recipient’s employee benefits or to participate in any of its compensation plans.  Service Provider, and not Services Recipient, shall be solely responsible for payment of worker’s compensation, disability benefits and benefits similar thereto and unemployment insurance or for withholding and paying employment taxes for the Personnel.  Service Provider shall, upon request of the services Recipient cause its Personnel providing services hereunder to affirm they are not employees of Services Recipient for any purpose and that they shall not exercise any right or seek any benefit accruing to the regular employees of Services Recipient.

13.          Relationship and Statement of Work Management

13.1.       Relationship Managers Each Party hereby appoints the individuals designated below to act as its initial Relationship Manager:

Boise Paper	Rob McNutt

Boise Cascade:	Tom Carlile

Each Party represents and warrants that its Relationship Manager shall have overall control of his or her Party’s performance under this Agreement and shall have approval authority for all operational matters relating to this Agreement.  The Relationship Managers shall meet as requested by either Party (i) to review performance, (ii) to coordinate provision of the Services, (iii) to discuss the Party’s future Service requirements and service delivery capacity, and (iv) to participate in the Dispute Resolution Process.  Either Party may change its Relationship Manager at any time and from time to time upon written notice to the other.

13.2.       Responsible Managers.  Each Party shall designate, for each of the applicable Statements of Work, a Responsible Manager to act as its initial point of contact for each such Statement of Work.  The Responsible Managers shall have responsibilities for the implementation of the applicable Statement of Work comparable to the responsibilities of the Relationship Managers for this Agreement generally.  Either Party may change its Responsible Manager for an applicable Statement of Work upon written notice to the other Party’s Responsible Manager for such Statement of Work and such other Party’s Relationship Manager.  In the event that a Party does not designate a Responsible Manager in any Statement of Work, then the Responsible Manager for such Party for such Statement of Work shall be such Party’s Relationship Manager.

13.3.       Responsibility for Subcontractors and Third Party Suppliers.  With respect to any obligations of Service Provider under this Agreement that is being performed by subcontractors, Service Provider shall remain responsible for the discharge of such obligations in accordance with this Agreement and shall also be responsible for the subcontractor’s compliance with the terms and conditions of this Agreement to the same extent Service Provider would be responsible for its own compliance with the terms and conditions of this Agreement.  Service Provider shall not disclose to any subcontractor or any third party supplier under a third party supplier agreement with Service Provider any of Services Recipient’s Confidential Information unless and until such subcontractor, vendor or supplier has a need to know such Confidential Information for purposes of performance of Services to Services Recipient and has agreed in writing (with Services Recipient as an intended third party beneficiary of any such agreement executed after the Execution Date) to protect the confidentiality of such information in a manner that is equivalent to that required of Service Provider by Article 14.

13.4.       Failure to Act.  Services Recipient’s failure to act or fulfill an obligation set forth in this Agreement or an applicable Statement of Work, including failure to give any consents, notices or approvals, shall not constitute breach of this Agreement or such Statement of Work (other than Services Recipient’s failure to comply with its payment obligations and disputed amounts requirements set forth in this Agreement), but shall excuse Service Provider’s non-performance with respect to the particular Service for which consent, notice or approval was sought, but solely to the extent such failure to act or non-performance prevents Service Provider from fulfilling its obligations hereunder with respect to such Service for which consent, notice or approval was sought.

14.          Confidentiality

14.1.       Confidential Information.  Each Party acknowledges that it may possess or, in the course of providing or receiving the Services under this Agreement, be exposed to, or acquire, Confidential Information of the other Party or its Affiliates or their clients or third parties to whom such other Party or its Affiliates owe a duty of confidentiality (all of which, for purposes of this Agreement, shall be deemed Confidential Information of the other Party).  Each Party shall hold the other Party’s Confidential Information in strictest confidence using the same or greater degree of care it uses with its own comparable Confidential Information (but in no event less than a reasonable degree of care) and shall not copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such

Confidential Information to third parties or to use such information for any purposes whatsoever other than as may be necessary for the performance of this Agreement.

14.2.       Confidentiality Agreements. Each Party shall advise all of its Personnel who have access, or may be exposed, to the other Party’s Confidential Information of their obligations to keep such information confidential in accordance with this Article 14.  A Party shall only provide access to the other Party’s Confidential Information to those Personnel who have a need to know or to have access to such information in order to provide or receive the Services.

14.3.       Permitted Disclosures.  If either Party is requested to disclose all or any part of any Confidential Information under a discovery request, a subpoena, or inquiry issued by a court of competent jurisdiction or by a judicial, administrative, regulatory or governmental agency or legislative body or committee, the Party subject to such request shall, to the extent practicable and subject to applicable Laws, give prompt written notice of such request to the other Party and shall give such other Party the opportunity to seek an appropriate confidentiality agreement, protective order or modification of any disclosure or otherwise intervene, prevent, delay or otherwise affect the response to such request, and the Party subject to such request to disclose shall cooperate with the other Party in such efforts.  The Party seeking such confidentiality agreement, protective order or modification of disclosure shall reimburse the other Party for reasonable legal fees and expenses incurred in its effort to comply with this provision.

14.4.       Exclusions.  Except as otherwise inherent in the definition of Personal Data, “Confidential Information” shall not include information if and to the extent Service Provider can demonstrate such information:  (i) is or becomes known to the public other than by disclosure by Service Provider in violation of this Agreement; (ii) was known to Service Provider previously, without a duty of confidentiality (but, for greater certainty, specifically excluding from this clause (ii) any Confidential Information known to Personnel of Boise Paper due to their prior employment by Boise Cascade); (iii) was independently developed by Service Provider outside of this Agreement and without reference to or use of any Confidential Information of Services Recipient; or (iv) was rightfully obtained by Service Provider from third parties without a duty of confidentiality.

14.5.       Data Protection.  In the event Service Provider shall have access to any Personal Data of Services Recipient, the Service Provider shall observe, in addition to the confidentiality obligations set forth above, any further or more restrictive obligations imposed by law on Service Provider or Services Recipient with respect to safekeeping and limitations on use and disclosure of such data.

14.6.       Remedy.  It is understood and agreed that in the event of a breach of this Article 14, damages may not be an adequate remedy and, notwithstanding the dispute resolution provisions of Article 23, the non-breaching Party shall be entitled to seek injunctive relief to restrain any such breach, threatened or actual without posting of bond or other security or proof of irreparable harm.

14.7.       Attorney-Client Privilege/Work Product.  Service Provider acknowledges that certain Data, documents, and databases to which Service Provider may have access or that are prepared by Service Provider for Services Recipient, and all associated communications relating thereto, may be subject to the attorney-client privilege and/or work product privilege and that such information may have been or may be prepared in anticipation of litigation and that Service Provider is performing the Services in respect of such information as an agent of Services Recipient.  To the extent that any of the materials or information provided to and from Service Provider as part of the Services for, and related communications with, legal counsel of Services Recipient may be subject to attorney-client privilege and/or work product privilege, Service Provider shall reasonably cooperate with Services Recipient to take steps to prevent waiver of any privilege with respect thereto.

14.8.       No Right or License.  Nothing in this Article 14 shall be construed as obligating Services Recipient to disclose its Confidential Information to Service Provider, or as granting to, or conferring on, Service Provider, expressly or impliedly, any rights or license to the Confidential Information.

15.          Services Recipient’s Data

15.1.       General.  Notwithstanding any other provision of this Agreement, Service Provider shall make all of Services Recipient’s Data (complete and unaltered) available to Services Recipient and its authorized agents (including auditors, counsel, appraisers, financiers, and other professionals providing services to Services Recipient) in the form in which Service Provider maintains such Data.  Service Provider shall also provide such Data to Services Recipient in the form requested by Services Recipient, and Service Provider may charge Services Recipient for the actual cost (including labor costs) to provide such media on which Service Provider provides such Data to Services Recipient, but without duplication of Charges payable pursuant to Section 10 hereof for provision of such Data.

15.2.       Safeguarding Services Recipient’s Data.  Service Provider shall establish and maintain safeguards against the destruction, loss, misuse or alteration of Services Recipient’s Data in the possession of Service Provider that are no less rigorous than those set forth in Article 7 and Article 14 and as otherwise required by applicable Data Protection Laws.  Nothing herein shall limit the right of Services Recipient to establish separate backup security for such Data and to keep backup data and data files.

15.3.       Ownership and Use of Services Recipient’s Data.  As between the Parties, Services Recipient’s Data shall be and remain the property of Services Recipient.  Service Provider shall use such Data solely to perform Service Provider’s obligations under this Agreement.  Except as expressly permitted in this Agreement, Service Provider shall not sell, assign, lease, disseminate, or otherwise dispose of such Data or any part thereof to any other person, and Service Provider shall not commercially exploit any part of such Data.  Service Provider shall not possess or assert any property interest in, or any lien or other right against or to, any of Services Recipient’s Data nor shall Service Provider permit the lien of any of its secured lenders to attach to any of Services Recipient’s Data.

15.4.       Data Retention.

15.4.1.    Term.  During the term of an applicable Statement of Work, Service Provider shall retain Services Recipient’s Data in its possession for as long as Services Recipient is required by law, or by Services Recipient’s document retention policies and practices (including any litigation data destruction holds), to retain such Data associated with such Statement of Work.  Services Recipient shall inform Service Provider of any change in requirements of law and policies and practices, which shall be incorporated by reference into the applicable Statements of Work.  Nothing in this Article 15 shall relieve Service Provider of (i) other document retention requirements expressly provided in this Agreement or the Purchase Agreement or (ii) its obligation to modify the Services to conform to any requirement of Law.

15.4.2.    Post-Term.  Upon expiration or termination of a Statement of Work, a particular Service, or upon request by Services Recipient at any time with respect to particular Data not required by Service Provider to perform Service Provider’s obligations under this Agreement, or at the end of any specified retention period set forth in such Statement of Work, Service Provider shall return to Services Recipient the Data associated with such Statement of Work in the form and manner reasonably requested by Services Recipient, including all copies of documents, papers or other material that may contain Services Recipient’s Confidential Information and delete from its servers any electronic copies of all such information (excluding, for purposes of this Section 15.4.2, copies of this Agreement) that are in Service Provider’s possession or control. Service Provider shall thereafter remove such Data from its applications and databases and shall use mutually approved data destruction methods to remove such Data from its back-up systems.  Notwithstanding the foregoing, for so long as Services Recipient does not request the return of its Data, Service Provider shall maintain it in accordance with Section 8S of the Purchase Agreement, regardless of whether such Data was created before or after the Execution Date.

15.4.3.    Destruction of Data.  Service Provider shall destroy Services Recipient’s Data held by it when and as required by Services Recipient’s Document Retention policies from time to time in effect and by the terms of any Statement of Work providing for records management services.

15.4.4.    Record of Destruction of Data.  Whenever Data of a Services Recipient is required to be destroyed in accordance with this Agreement, such Services Recipient may require a certification of such destruction from the Relationship Manager for the other Party.

15.5.          Preservation of Section 8S.  Notwithstanding anything to the contrary in this Article 15, each party shall continue to have access to and rights to utilize the other party’s records created prior to the Execution Date to the extent provided for in Section 8S of the Purchase Agreement.

16.          Audits.

Services Recipient shall have the right, at its cost, no more than two (2) times per year, upon reasonable request and during Service Provider’s business hours, to conduct financial, internal, operation, security (physical and electronic) and other technical audits with respect to the Services, at Services Recipient’s expense.  Such audits are in addition to the invoice audit rights provided for in Article 10 hereof.  Service Provider shall reasonably cooperate with such audits by making Personnel, documentation and other information reasonably available to Services Recipient.  Services Recipient may conduct such audits with its own employees or with the employees of consultants, including those of its financial auditor.

17.          Reserved.

18.          Intellectual Property

18.1.          Services Recipient Licenses to Service Provider

18.1.1.    Services Recipient Proprietary Software and Services Recipient Work Product.  Subject to the other terms and conditions of this Agreement, Services Recipient hereby grants to Service Provider a non-exclusive, worldwide, royalty-free, non-transferable license to use, copy, maintain, modify, enhance and create derivative works of (i) Services Recipient’s Proprietary Software (and any design, architecture and techniques of software development or enhancements related thereto) set forth in any applicable Statement of Work, (ii) the Work Product and Deliverables created for Services Recipient, and (iii) the methodology and tools related to any of the foregoing, all solely for the purpose of providing the Services to Services Recipient pursuant to this Agreement.  Except as otherwise requested or approved by Services Recipient, Service Provider shall cease all use of Services Recipient’s Proprietary Software and the Services Recipient Work Product at the end of the Term, or as otherwise provided for in this Agreement or any Statement of Work.

18.1.2.    Services Recipient Work Product.  All Services Recipient Work Product, Deliverables and other materials created for Services Recipient shall be considered “works made for hire” and shall be owned by Services Recipient, and Services Recipient shall be, pursuant to the Copyright Act, the author of such work.  If any such Work Product, Deliverables or other materials may not be considered a “work made for hire” under applicable Law, Service Provider hereby irrevocably assigns, and shall assign, to Services Recipient, without further consideration, all of Service Provider’s right, title, and interest in and to the copyrights in such Work Product, Deliverables and other materials and waives any moral rights therein to the fullest extent permitted under applicable Law.

18.1.3.    Further Assurances.  Service Provider shall assist Services Recipient and its nominee or assignees, at any time, in the protection of the worldwide right, title, and interest in and to any Services Recipient Work Product, Deliverables or other materials created for Services Recipient, including the execution of all formal assignment documents requested and prepared by Services Recipient or its nominee or assignee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries; provided that Services Recipient shall, without duplication of charges paid pursuant to Section 10, reimburse Service Provider for its time so spent (excluding nominal efforts) and any out-of-pocket expenses reasonably incurred by Service Provider in connection therewith.

18.1.4.    Service Provider’s Independent Contractors.  If required by Services Recipient, Service Provider shall use reasonable efforts to require each of Service Provider’s independent contractors that creates any Services Recipient Work Product, Deliverables or other materials for Services Recipient to execute written agreements (i) assigning to Services Recipient (or to Service Provider who shall then in turn assign to Services Recipient), without further consideration, all of its right, title, and interest in and to such Services Recipient Work Product, Deliverables and other materials, including all Intellectual Property Rights assigned in accordance with Section 18.1.2, and (ii) agreeing to execute any documents and take any other actions reasonably requested by Services Recipient (or Service Provider, on Services Recipient’s behalf) to effectuate the purposes of this Section 18.1.4.

18.2.       Service Provider Licenses to Services Recipient.

18.2.1.    Service Provider Intellectual Property Rights.  Except as otherwise specified in an individual Statement of Work or schedule thereto, by language expressly modifying the terms of this Section 18.2.1, Service Provider hereby grants Services Recipient (i) a non-exclusive, perpetual, worldwide, royalty-free, transferable, irrevocable license, with the right to sublicense, to make, have made, use, copy, maintain, modify, enhance and create derivative works of Service Provider’s Software (and any design, architecture and techniques of software developments or enhancements related thereto), Service Provider’s Web Site, Documentation, Intellectual Property Rights and methodology and tools related to any of the foregoing or the Services to the extent incorporated into or embodied in the Services, Services Recipient’s Work Product, or Deliverables, or to the extent necessary for Services Recipient to receive the benefit of the Services, and (ii) any additional rights as set forth in the applicable Statement of Work.  Services Recipient shall have the right to grant, at no additional charge, non-exclusive sublicenses to the rights licensed to Services Recipient under this Section 18.2.1 to any third party.  Nothing in the foregoing shall constitute a sublicense of any such rights to Services Recipient where such a sublicense would breach the terms of any license of any such rights held by Service Provider.

18.2.2.    Scope of License.  The rights licensed under this Section 18.2 (including any sub-license permitted pursuant to Section 18.2.1) may be exercised by Services Recipient solely to provide to itself, or have provided to it, Services that are substantially similar to, or derivative of, the Services.

18.2.3.    Software Documentation and Related Data.  The license granted to Services Recipient pursuant to this Section 18.2 extends to all Software, Documentation, tools, related data and other tangible and intangible items necessary for Services Recipient’s exercise of such rights, subject to the limitations set forth in Article 14 and Section 18.2.

18.2.4.    Modifications.  Modifications and enhancements to Service Provider’s Software made by Services Recipient, or by a third party under Services Recipient’s direction, shall be considered to be owned by Service Provider unless such modifications are unique to Services Recipient’s use of the software so modified, in which case ownership thereof shall be retained by Services Recipient.  Services Recipient acknowledges that Service Provider and the successors and assigns of Service Provider shall have the right to obtain and hold in their own name any Intellectual Property Rights in and to all such modifications and enhancements.

18.3.       Inventions

18.3.1.    Ownership of Inventions.  Except as agreed by the Parties in a Statement of Work, Service Provider and Services Recipient shall own an undivided equal interest in all right, title and interest in and to all Inventions created, conceived or developed by Service Provider or its Personnel in the course of providing the Services, without a duty to account.

18.3.2.    Further Assurances.  Where Service Provider assigns patent ownership to the Services Recipient in a Statement of Work, Service Provider shall assist Services Recipient and its nominee or assignees, at any time, in the protection of the worldwide right, title, and interest in and to any Invention and patent applications and patents issued thereon, including the execution of all formal assignment documents requested and prepared by Services Recipient or its nominee or assignee and the execution of all lawful oaths and applications for letters patent in the United States and foreign countries; provided that, Services Recipient shall, without duplication of charges paid pursuant to Section 10, reimburse Service Provider for its time so spent (excluding nominal efforts) and any out-of-pocket expenses reasonably incurred by Service Provider in connection therewith.

18.4.       Disclosure and Delivery of All Work Product  Upon completion of the Services or the termination of a project and subject to the transfer provisions of Section 18.2.1, Service Provider shall, upon request of Services Recipient, use commercially reasonable efforts to disclose fully and to deliver promptly to Services Recipient all of the Work Product, including related object and source code, as well as any and all copies, summaries or extracts of such Work Product.

18.5.       No Other Licenses This Agreement does not grant or otherwise give either Party ownership in, or other proprietary rights or license to use, the other Party’s Intellectual Property Rights except as expressly provided for herein or in an applicable Statement of Work.

18.6.       Third Party Software To the extent Service Provider desires to include any third party Software or materials in any Work Product, Service Provider shall (i) notify Services Recipient prior to such inclusion, (ii) identify all such third party Software or other materials in the applicable Statement of Work, and (iii) not proceed with such inclusion without first obtaining Services Recipient’s written consent.  In the event Services Recipient provides written consent approving the inclusion of any such third party Software in such materials, Service Provider shall obtain any required consent of third parties necessary for such inclusion.

19.          Disclaimer

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR AN APPLICABLE STATEMENT OF WORK, THERE ARE NO WARRANTIES  OR REPRESENTATIONS (EXPRESS OR IMPLIED STATUTORY OR OTHERWISE), INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, APPLICABLE TO THE SERVICES TO BE PROVIDED PURSUANT TO THIS AGREEMENT, AND THE PARTIES HEREBY DISCLAIM ALL SUCH WARRANTIES

20.          Insurance  Each Service Provider providing Services which require its personnel to be on the premises of any of the Services Recipient’s manufacturing facilities shall obtain and maintain for the term of this Agreement a policy of commercial general liability insurance with a single combined liability limit of not less than $5,000,000.  Prior to sending its personnel to any of such facilities, it shall deliver to Services Recipient a certificate evidencing such insurance which (i) names Services Recipient and its Affiliates and their respective employees, officers, directors, managers, members and shareholders as additional named insureds under the policies evidenced thereby in respect of any claim covered thereby which arises from the performance by Service Provider of Services at such location; and (ii) provides that the coverage it evidences will not be terminated or materially and adversely modified without at least thirty days’ prior written notice to the Services Recipient.

21.          Indemnities

21.1.       Mutual Indemnities.  Each Party, as the Indemnifying Party, shall indemnify, defend, and hold harmless the other Party, as the Indemnified Party, in accordance with the procedures described in Section 21.4, from and against any and all Losses claimed against such other Party by any third party to the extent arising out of, or relating to, any of the following with respect to this Agreement (each a “Claim”):

(i)            the Indemnifying Party’s (or its Personnel’s) (x) intentional violation of any applicable Law or (y) breach of any of the representations, warranties, covenants or agreements of the Indemnifying Party in this Agreement or any Statement of Work;

(ii)           any actual or alleged infringement or misappropriation of any Intellectual Property Rights owned by a third party by (a) any Deliverables or Work Product created for any Indemnified Party by the Indemnifying Party pursuant to this Agreement after the Effective Date; (b) any Software or other goods owned by the Indemnifying Party and provided to any Indemnified Party (other than Software or other goods acquired by Boise Paper from Boise Cascade pursuant to the Purchase Agreement); or (c) any Service provided by the Indemnifying Party to any Indemnified Party

21.2.       Service Provider Indemnities  Service Provider, as the Indemnifying Party, shall indemnify, defend, and hold harmless Services Recipient, as the Indemnified Party, in accordance with the procedures described in Section 21.4, from and against any and all Losses claimed against it by any third party arising out of, or relating to, any of the following with respect to this Agreement (each a “Claim”):

(i)            the unauthorized use or disclosure by Service Provider (or its Personnel) of Services Recipient’s Confidential Information;

(ii)           any bodily injury or damage to tangible property to the extent such accident, injury or damage results from the gross negligence or willful misconduct of Service Provider or its contractors, licensees, agents, employees, subcontractors, or third party suppliers; and

(iii)          except as otherwise provided in the Purchase Agreement, the employment, engagement, or termination of engagement of any Personnel by Service Provider, or claim by or on behalf of any such Personnel occurring after the Execution Date.

21.3  Limitations.  A Party’s indemnification obligations under this Agreement shall not extend to any Claims to the extent resulting from, or relating to:  (i) the combination, operation or use of materials provided by the Indemnifying Party with materials or resources not provided by the Indemnifying Party unless authorized by the Indemnifying Party in the applicable Statement of Work or intended or anticipated in the applicable specifications; (ii) any Services, Deliverables, or Work Product provided by the Indemnifying Party to any Indemnified Party to the extent that such Services, Deliverables or Work Product conform to specifications provided by any Indemnified Party; (iii) unauthorized changes made by the Indemnified Party to the Indemnifying Party’s Software, Work Product, or other materials provided to any Indemnified Party by the Indemnifying Party pursuant to this Agreement; or (iv) any third party products, except to the extent that such infringement or misappropriation arises from the Indemnifying Party’s failure to obtain the necessary licenses or consents with respect to a third party product or to abide by the limitations of the applicable third party licenses for a third party product.

21.3.1     Third Party Indemnities.  Each Party shall use commercially reasonable efforts to extend the benefit to the other Party of any and all indemnities that are provided to such Party through any Software or other Intellectual Property Rights licensed by such Party from any third party.

21.3.2     Remedies for Infringement.  Except in connection with any Intellectual Property Rights (or embodiments thereof) acquired by Boise Paper or any of its Affiliates from Boise Cascade under the Purchase Agreement (whether directly, by contribution under the Contribution Agreement provided for under the Purchase Agreement or by acquisition of any equity interest under the Purchase Agreement or the Contribution Agreement), if a Service, Deliverable, Software, hardware, Work Product or other document or material provided by Service Provider to Services Recipient infringes or otherwise conflicts with the Intellectual Property Rights of a third party, Services Recipient shall have the right to require the providing Party to:  (i) replace or modify such infringing items to make their use non-infringing while providing substantially the same functionality; or (ii) procure the right for Services Recipient to continue to use or receive such infringing items.  If Service Provider is unable to do the foregoing within a reasonable period of becoming aware of such infringement, Services Recipient may terminate the applicable Services upon 30 days written notice.

21.4        General Provisions and Procedures.  The indemnification provisions set forth in this Agreement are subject to the following general provisions and procedures:

21.4.1     Notice.  The Party entitled to indemnification under this Agreement shall provide the other Party with an Indemnification Notice regarding the applicable Claim promptly but in any event within ten (10) business days after the Party requesting indemnification receives a summons, or within twenty (20) business days after the Party requesting indemnification receives any other written communication; provided that the failure of the requesting Party to undertake such actions shall not relieve Service Provider of any obligation it may have to indemnify, except and only to the extent that the requesting Party’s ability to fulfill such obligation has been actually and materially prejudiced thereby.

21.4.2     Participation.  The Party requesting indemnification may participate and take the lead in the defense of a Claim with its own counsel paid for by such Party; provided, however, that if both Parties are named parties in any action relating to such Claim and counsel cannot represent both Parties due to any present or potential conflict in representing the interests of both Parties, the Party to be indemnified shall retain other counsel at the expense of Service Provider.

21.4.3     Cooperation and Control.  The Parties shall cooperate fully (at Service Provider’s expense) with counsel selected by Service Provider in the defense of such Claim. Service Provider shall have the right in its discretion to control the defense and settlement of such Claim and the Indemnified Party shall not settle or compromise such Claim without the prior written consent of Service Provider.

21.4.4     Limitations.  Without limiting the foregoing, Service Provider may not, without the Indemnified Party’s prior written consent, settle, compromise or consent to the entry of any judgment in any such commenced or threatened claim or action, unless such settlement, compromise or consent: (i) includes an unconditional release of the applicable Indemnified Parties from all liability arising out of such commenced or threatened claim or action; and (ii) is solely monetary in nature and does not include remedial measures, a statement as to, or an admission of fault, culpability or failure to act by or on behalf of any  Indemnified Party, or otherwise adversely affect any Indemnified Party.

21.4.5     Third Party Losses.  Service Provider and Services Recipient shall each use reasonable efforts to mitigate liability, damages, and other losses suffered in connection with this Agreement.

21.5        Subrogation An Indemnifying Party will be subrogated to the rights and defenses of the Indemnified Party to the extent of, and with respect to, the Indemnifying Party’s obligation to indemnify the Indemnified Party under this Article 21.

21.6        No Limitation of Other Remedies

The provisions of this Article 21 are not intended to limit a Party’s rights to seek recovery of damages or pursue other remedies against the other party for breach of its obligations hereunder.  Any such claim shall be determined on the basis of the balance of this Agreement and applicable law.

22.          Limitations of Liability

22.1.       Limitation on Direct Damages.  The liability of each Party, its Affiliates, and its and their respective shareholders, directors, officers, employees, agents, members, contractors and licensors, for actual damages (whether a claim therefor is based on warranty, contract, tort (including negligence or strict liability), statute, or otherwise) connected with or arising or resulting from any performance or nonperformance of Services hereunder shall be limited in the aggregate for all such claims to the Cap.  The term “Cap” shall mean a sum equal to 125% of the total amount paid hereunder by a Services Recipient to the Service Provider pursuant to this Agreement during the 12 months preceding the application of the Cap, or if 12 months has not yet expired, the amount expected to be paid during the first 12 months of this Agreement.  The Cap shall be applied on an aggregate basis to all claims asserted during any 12 month period.  Each Party agrees that the damage limitations in this Section 22 shall not be deemed or alleged to have caused this Agreement to fail its essential purpose or constitute a fundamental breach.

22.2.       Exclusion of Consequential Damages and Certain Other Damages.  NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT THAT MAY BE TO THE CONTRARY (EXCEPT FOR SECTION 22.3), OR AS OTHERWISE REQUIRED BY LAW, NEITHER PARTY, NOR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE EQUITY HOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, MEMBERS, CONTRACTORS, OR LICENSORS, SHALL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES, OR ITS OR THEIR EQUITY HOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, MEMBERS, CONTRACTORS, OR LICENSORS, FOR CLAIMS FOR INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, OR SPECIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE, LOSS OF SAVINGS, OR LOSSES BY REASON OF COST OF CAPITAL, CONNECTED WITH, OR ARISING OR RESULTING FROM, ANY PERFORMANCE OR LACK OF PERFORMANCE UNDER THIS AGREEMENT, EVEN IF SUCH DAMAGES WERE FORESEEABLE OR A PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF WHETHER A CLAIM IS BASED ON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT, OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE.

22.3.       Exclusions.  The limitation of liability set forth in Article 22 and the exclusion of certain damages set forth in Section 22.2 are not applicable to:  (i) amounts expended by Services Recipient to find a replacement from a third party for the applicable Services or Deliverables in the event of a failure by Service Provider to provide the same, where such amounts are recoverable in accordance with the terms of this Agreement; (ii) the failure of Services Recipient to make payments due under this Agreement (including late fees but subject to the exclusion of certain damages set forth in Section 22.2); (iii) damages resulting from Service Provider’s refusal to provide Termination Assistance Services; (iv) any liability (including any related indemnifications obligations) caused by or arising from (a) criminal or tortious willful misconduct or criminal or tortious fraud of a Party or such Party’s Personnel (but without limiting either Party’s right to recover damages that may not be excluded by contract as a matter of law), (b) any bodily injury or damage to tangible property to the extent such injury or damage results from the negligence or willful misconduct of a Party or its contractors, licensees, agents, employees, subcontractors, or third party suppliers, unless due to the negligence or willful misconduct of the other Party, its contractors, licensees, agents, employees, subcontractors, or third party suppliers, (c) either Party’s unauthorized use or disclosure of the other Party’s Confidential Information (but which liability shall be capped in the aggregate, with all other claims subject to a cap under this Article 22, to an amount equal to one and one-half (1.5) times the Cap), or (d) breach of either Party’s Intellectual Property Rights; or (v) indemnification obligations set forth in Article 22.

22.4.       Affiliate Damages  Service Provider hereby acknowledges and agrees that direct damages sustained hereunder by any Affiliate of Services Recipient shall not be deemed consequential damages vis-à-vis Services Recipient strictly because the Services Recipient’s Affiliate’s damages are claimed through Services Recipient.

22.5.       Force Majeure.  Neither Party shall be liable for any failure or delay in the performance of its obligations under this Agreement to the extent such failure or delay is caused by a Force Majeure Event.  Upon the occurrence of a Force Majeure Event, the non-performing Party shall be excused from any further performance or observance of the affected obligation(s) for as long as such circumstances prevail, and such Party continues to attempt to recommence performance or observance to the greatest extent possible without delay. Service Provider shall allocate its remaining resources to Services Recipient and to its own internal business units and operations in an equitable manner consistent with the Parties’ allocation of costs and the needs of the Parties at the given time.

23.          Dispute Resolution

23.1.       Dispute Resolution Process.  Any Dispute between the Parties relating to this Agreement shall be resolved as provided in this Article 23.

23.2.       Responsible Managers.  All Disputes under a Statement of Work shall first be referred to the Responsible Managers prior to escalation to the Relationship Managers.  Disputes that are not resolved by the Responsible Managers after good faith attempts to resolve such Disputes shall be referred to the Relationship Managers.

23.3.       Relationship Managers.  In the event that a Dispute is not resolved by the Relationship Managers, the Dispute shall be escalated to the respective Chief Executive Officers of the Parties.

23.4.       Dispute Resolution and Arbitration.  In the event that a Dispute arises between the Parties (or any of their respective Affiliates) concerning or arising out of the performance or interpretation of this Agreement that is not resolved by the foregoing escalation process, either Party may invoke the Dispute Resolution Process set forth in Appendix 23.4 by giving written notice to the other Party specifying the issue in dispute and invoking the Dispute Resolution Process.  The final order of the arbitrator issued in any Dispute Resolution Process may be enforced against the Parties in any court of competent jurisdiction.

23.5.       Choice of Law.  THE INTERNAL LAWS OF THE STATE OF IDAHO EXCLUDING ITS CONFLICTS OF LAW PRINCIPLES SHALL GOVERN THIS AGREEMENT.

23.6.       Continued Performance.  Each Party shall continue to perform its obligations under this Agreement during any Dispute Resolution Process unless and until such obligations are terminated by the expiration or termination of the applicable Statement of Work or this Agreement, provided Services Recipient is in compliance with Section 11.3.  The covenant of Service Provider to provide the Services is independent of Services Recipient’s covenants under this Agreement, and Service Provider agrees that it shall not discontinue or threaten to discontinue provision of the Services as a means to force resolution of any Dispute with respect to this Agreement.

23.7.       Resolution of Disputes Relating to Charges.  For greater certainty it is expressly acknowledged and agreed by the parties that disputes concerning Charges shall be resolved in accordance with the provisions of this Article 23.  If any such dispute is referred to arbitration, the arbitrator in such proceeding shall, notwithstanding anything to the contrary in Appendix 23.4, be a representative of a firm of certified public accounts of national reputation agreed upon by the parties and if the Parties are unable to agree upon such arbitrator, agreed upon by the financial auditors of the Parties.

24.          Material Breach; Right of Cover  In the event that Service Provider materially breaches any of its obligations under this Agreement, Services Recipient shall have the right to obtain substitute goods or Services from one or more third parties, or to obtain substitute goods or Services through internal Services Recipient resources, and Service Provider shall reimburse Services Recipient for all reasonable costs and expenses beyond what Services Recipient would have paid Service Provider to provide the applicable goods and Services; provided that, in order to obtain such reimbursement, Services Recipient shall have notified Service Provider of any such breaches and Service Provider shall not have cured such breach within thirty (30) days or as otherwise set forth in the applicable Statement of Work.

25.          Termination

25.1.       Services Recipient’s Termination for Cause

25.1.1.    Statement of Work.  If Service Provider materially breaches any Statement of Work, and (i) such breach is incapable of cure, or (ii) with respect to such breaches capable of cure, Service Provider does not cure such breach within thirty (30) days after written notice of material breach, Services Recipient may terminate such Statement of Work under which it receives Services upon written notice to Service Provider.

25.1.2.    Agreement.  If Service Provider materially breaches this Agreement and (i) such breach is incapable of cure, or (ii) with respect to such breaches capable of cure, Service Provider does not cure such breach within thirty (30) days after written notice of material breach, Services Recipient may terminate this Agreement upon written notice to the Service Provider.  Termination of this Agreement under this Section 25.1.2 shall result in the termination of all Statements of Work then in effect under which Services Recipient receives Services.

25.1.3.    Partial Termination.  If the Services are terminated in part, Service Provider shall continue to provide the remaining Services pursuant to the terms of this Agreement.

25.2.       Service Provider’s Termination Rights.

25.2.1.    Termination for Default on Undisputed Charges.  If Services Recipient has not paid undisputed invoiced amounts due on three (3) consecutive monthly invoices, or has been past due on undisputed invoiced amounts for a total of one hundred (100) days in any rolling twelve (12) month period, then Service Provider may notify Services recipient of its intent to terminate this Agreement and any Statement of Work pursuant to this provision.  If the Services Recipient is disputing in good faith a portion of the charges on any invoice and has paid the undisputed amount, such remaining unpaid balance shall not be treated as delinquent for purposes of the foregoing sentence. Following such notice, Services Recipient shall have the opportunity to cure its default by paying all undisputed amounts due when fifteen (15) days of such notice, and by pre-paying the estimated amount of the following month’s Charges for six (6) consecutive months.  Service Provider may terminate this Agreement and any Statement of Work for cause upon notice if, and only if, Services Recipient fails to cure such default.

25.2.2.    No Other Termination.  Except as expressly set forth in this Section 25.2, Services Recipient’s failure to perform any of its obligations under this Agreement with respect to the Services that it receives (but not with respect to the Services that it provides) shall not be grounds for termination of this Agreement or any Statement of Work thereunder by Service Provider.

25.3.       Termination for Convenience.

25.3.1.    Termination Rights.  Services Recipient may terminate this Agreement or any Statement of Work, in whole or in part, with respect to the Services that it receives (but not with respect to the Services it provides), for convenience and without cause, upon thirty (30) days’ written notice to Service Provider.

25.3.2.    Absorption Fee.  In the event that Boise Cascade terminates this Agreement and all Statements of Work with respect to the Services that it receives pursuant to this Section 25.3 during the Initial Term, Boise Cascade shall be required to pay to Boise Paper the Absorption Fee.  In the event that Boise Cascade terminates any Statement of Work pursuant to this Section 25.3 during the Initial Term, Boise Cascade shall pay the percentage (as set forth in such Statement of Work) of the applicable Absorption Fee, and any further Absorption Fee amounts owed by Boise Cascade upon subsequent termination of this Agreement as a whole shall be reduced by such partial Absorption Fee amounts already paid; provided that if such full termination occurs after a reduction in the Absorption Fee occurring due to the passage of time, as set out in the definition of such term, the offset provided by this sentence shall be proportionately adjusted to reflect such overall reduction in the size of the Absorption Fee.  Boise Cascade shall not be required to pay an Absorption Fee in the event that it terminates this Agreement or any Statement of Work for cause pursuant to Section 25.1.1 or Section 25.1.2 or in the event that it terminates this Agreement or any Statement of Work pursuant to this Section 25.3 after the Initial Term.  Boise Paper may terminate any of the Services that it receives (but not any of the Services that it provides) under this Agreement, including any Statement of Work, for convenience during the Initial Term or thereafter without penalty or payment of an Absorption Fee.

25.3.3.    Severance Costs.  In the event that Services Recipient terminates this Agreement or any Statement of Work, or any part of the foregoing, for convenience pursuant to this Section 25.3, Services Recipient shall pay to Service Provider the severance costs incurred by Service Provider for terminating any employees of Service Provider who were employed for the purpose of fulfilling Service Provider’s obligation to provide Services under this Agreement as a result of such termination of this Agreement, any Statement of Work, or any part of the foregoing by Services Recipient.  Such payment of severance costs shall not be required in the event that Service Provider elects to reduce its staff due to a reduction, but not termination of, Services Recipient’s requirements for the level of any particular Service required by Services Recipient.

25.4.       Termination for Force Majeure Event  Notwithstanding Section 22.5, Services Recipient may terminate any affected Statement of Work if Service Provider is unable to perform the Services with respect to such Statement of Work in any material respect (i) for more than ten (10) consecutive days, or (ii) for more than thirty (30) days in any calendar quarter, as a result of a Force Majeure Event.  In the event Services Recipient so elects to terminate the affected Services as allowed under this Section 25.4 (which such election will be made within thirty (30) days of the occurrence of the event described in (i) or (ii) above), then upon at least thirty (30) days’ prior written notice, such affected Services shall be terminated, and Services Recipient shall not be required to pay any termination charges (including the Absorption Fee or severance costs) in connection with a termination under this Section 25.4.

25.5.       Obligations upon Termination or Expiration.  Upon the expiration or termination of this Agreement or any Statement of Work, in whole or in part, in addition to any other obligations set forth in this Agreement or any Statement of Work:

(i)            The Parties shall pay each other for all Services performed prior to the effective date of such expiration or termination, in accordance with Articles 10 and 11 (including any true up provisions contained therein), and, if applicable, pay each other all undisputed amounts due as set forth in the termination provisions of any applicable Statement of Work;

(ii)           Upon request of Services Recipient, Service Provider shall return, or at Services Recipient’s option destroy, all copies of Services Recipient’s Confidential Information that are in Service Provider’s possession or control, in whatever medium maintained;

(iii)          Services Recipient may require the assignment, at Services Recipient’s expense (or at Service Provider’s expense if Services Recipient has terminated for cause pursuant to Sections 25.1 or 25.2 hereof) of any licenses or agreements used by Service Provider exclusively for the purpose of providing the Services to Services Recipient, to the extent that Service Provider is able to obtain the third-party consents, if any, required for such assignment without payment of any fee or charge, except for fees or charges which are borne by Services Recipient;

(iv)          Services Recipient may require the split, at Services Recipient’s expense (or at Service Provider’s expense if Services Recipient has terminated for cause pursuant to Sections 25.1 or 25.2 hereof) of licenses or agreements used, in part, to provide the Services to Services Recipient, to the extent that Service Provider is able to obtain the third-party consents, if any, required for such assignment;

(v)           Services Recipient shall have the right to purchase Service Provider’s tangible assets that are used exclusively to provide the Services to Services Recipient, at Service Provider’s then-current net book value for such assets;

(vi)          Service Provider shall assign Intellectual Property Rights in Work Product or Deliverables that have been developed for Services Recipient as part of the Services, but that have not yet been delivered to Services Recipient; and

(vii)         Service Provider shall deliver to Services Recipient copies of Documentation, notes, drawings, Software (including source code), and other material used to provide the Services and which Service Provider has the right to copy and deliver to others.

25.6.       Termination Provisions/Expiration Assistance.  The Parties may set forth additional termination provisions in each applicable Statement of Work as appropriate (e.g., obligations of the Parties with respect to different termination events, data requirements, scope and duration of post-termination licenses, applicable notice periods, payments and refunds).  Service Provider shall have an absolute and unconditional obligation to provide Services Recipient, or Services Recipient’s designees at Services Recipient’s request (including one or more third parties), Termination Assistance Services and such other cooperation as reasonably requested by Services Recipient in connection with such expiration or termination, for a minimum period as set forth in the applicable Statement of Work (unless Services Recipient determines in its sole discretion that less time is necessary) and at such rates that are agreed upon by the Parties (not to exceed Service Provider’s Fully Allocated Direct Costs for such Services) and such Termination Assistance services shall extend beyond the expiration or termination of this Agreement or the relevant Statement of Work for the term of Termination Assistance Services provided for in the relevant Statement of Work.  However, in the event Service Provider terminates this Agreement in accordance with Section 25.2 of this Agreement, Services Recipient shall pay Service Provider in advance for all such Termination Assistance Services.  The Termination Assistance Services may be detailed in each applicable Statement of Work and shall include, at a minimum, any knowledge transfer, training of Services Recipient’s or its designee’s personnel, transfer of Data and other materials related to the Services and any other information and assistance reasonably necessary or desirable or reasonably requested by Services Recipient to ensure an orderly and smooth transition of the Services to Services Recipient’s internal Services environment or provider or a successor Service Provider and continued provision of the relevant Services during such transition.  If the Statement of Work is silent with respect to Termination Assistance Services, it shall be deemed to include the foregoing Minimum Services.

In the event that any Affiliate of a Services Recipient, or any portion of the business or operations thereof, becomes a Former Affiliate, Service Provider shall, at Services Recipient’s option, provide such Former Affiliate (i) the Termination Assistance Services set forth in each applicable Statement of Work with respect to the Services such Former Affiliate was receiving from Service Provider prior to the Change in Control resulting in such Affiliate becoming a Former Affiliate, and (ii) continued Services until such Former Affiliate, in the reasonable opinion of Services Recipient, is able to procure Services similar to the Services from a third party or provide such Services itself, but not in excess of the lesser of 12 months or the then remaining term of this Agreement.

25.7        Equitable Remedies.  Service Provider acknowledges that, in the event Service Provider breaches, or attempts or threatens to breach, its obligation to provide Services Recipient assistance in accordance with Section 25.6, then notwithstanding the Dispute resolution procedures set forth in Article 23,

Services Recipient shall be entitled to seek an injunction, order of specific performance, or other equitable relief in any court of competent jurisdiction.

26.          General

26.1.       Entire Agreement  This Agreement, the Statements of Work, the Purchase Agreement, and any other agreements, the forms of which are attached hereto or to the Purchase Agreement as and when executed by the Parties constitute the entire agreement between the Parties with respect to this subject matter and shall not be modified or rescinded except by a writing signed by the Parties.  The Appendices and all Statements of Work are incorporated herein by this reference.  The provisions of this Agreement, the Purchase Agreement, and any other agreements the forms of which are attached hereto or to the Purchase Agreement and when executed by the Parties supersede all contemporaneous oral agreements and all prior oral and written quotations, communications, agreements, understandings of the Parties, and written or oral representations of either Party with respect to the subject matter of this Agreement, including any letter of intent or memorandum of understanding executed by the Parties with respect to the Services and Schedule C to the Purchase Agreement.  Notwithstanding the foregoing where any provision in this agreement refers to or sets a standard by reference to any previous course of performance in effect within Boise Cascade internally prior to the Execution Date, either Party may introduce evidence of such course of performance in connection with the resolution of any dispute arising hereunder.

26.2.       Assignment.  This Agreement shall be binding on the Parties and their respective successors and permitted assigns.  Neither Party may assign or transfer this Agreement or any Statement of Work (whether by merger, operation of law, change of control or otherwise) without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.  Notwithstanding the foregoing, either Party may assign or transfer (whether by merger, operation of law, change of control or otherwise) this Agreement, or any Statement of Work, in whole or in part:

(i) in the case of Boise Cascade, the sale or transfer of all or substantially all of the business to which this Agreement, such Statement of Work or portion thereof relates, and no Absorption Fee shall be payable in respect of any such Transaction;

(ii)  in the case of Boise Cascade, upon the sale of either of its two major operating divisions it may make a partial assignment of this Agreement to the purchaser of such division which shall be implemented by the execution by such purchaser and Boise Paper of a new agreement providing for the provision of Services hereunder on substantially the same terms and conditions as they are provided to Boise Cascade hereunder for the then remaining term of this Agreement and, in such case this agreement shall remain in effect between Boise Cascade and Boise Paper with respect to Boise Cascade’s remaining operations and no Absorption Fee shall be payable in respect of such transaction;

(iii) in the case of Boise Paper, upon the sale or transfer of all or substantially all of the Headquarters Operations, as defined in the Purchase Agreement, and provided further that in the event of a transfer by Boise Paper of the Headquarters Operation it shall transfer this Agreement to the purchaser thereof and require such Purchaser to assume this Agreement and complete the performance hereof; and

(iv) in the case of any Party, such Party may, without the consent of any other Party hereto, assign in whole or in part its rights under this Agreement for collateral security purposes to such assigning Party’s financing sources.

Any assignment consented to by a party hereto shall be effective only upon the written assumption by the assignee of all of the assigning party’s obligations and duties hereunder.  Any attempted assignment in contravention of the above provision shall be void and ineffective.

26.3.       Notices.  Any notice required or permitted to be given under this Agreement shall be given in writing and shall be effective from the date sent by registered or certified mail, by hand, facsimile or overnight courier to the addresses set forth below.

To Boise Paper:	Boise Paper Holdings, L.L.C.
1111 West Jefferson Street, Suite 200
Boise, Idaho 83702-5388
Attn: Chief Financial Officer
Phone: (208) 384-7023
FAX:: (208) 384-7945
e-mail: legal@boiseinc.com

with a copy to:	Boise Paper Holdings, L.L.C.
1111 West Jefferson Street, Suite 200
Boise, Idaho 83702-5388
Attn: General Counsel
Phone: (208) 384-7732
FAX:: (208) 384-7945
e-mail: legal@boiseinc.com

To Boise Cascade:	Boise Cascade, L.L.C.
1111 West Jefferson Street, Suite 300
Boise, Idaho 83702-5388
Attn: Chief Financial Officer
Phone: (208) 384-4998
FAX:: (208) 384-6566
e-mail: legal@bc.com

with a copy to:	Boise Cascade, L.L.C.
1111 West Jefferson Street, Suite 300
Boise, Idaho 83702-5388
Attn: General Counsel
Phone: (208) 384-4918
FAX:: (208) 384-6566
e-mail: legal@bc.com

Either Party may change the address set forth in this Section 26.3 at any time by giving prior written notice to the other Party as provided above.

26.4.       Relationship of the Parties  Service Provider shall perform the Services as an independent contractor.  Nothing in this Agreement or in the performance of the Services by Service Provider shall be construed to create: (i) a partnership, joint venture or other joint business arrangement between the Parties; (ii) any fiduciary duty owed by one Party to the other Party or any of its Affiliates; (iii) a relationship of employer and employee between the Parties; or (iv) any basis for any employee of a Party to claim that he or she is an employee of the other Party.  The Parties are not joint employers, a single employer, associated employers or related employers for any purpose under this Agreement.

Neither Party shall have the authority to commit the other Party contractually or otherwise to any obligations to third parties.

26.5.       Severability  If any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and shall be binding upon the Parties and shall be enforceable and such provision shall be reformed to the extent necessary to render such provision valid and enforceable and to reflect the intent of the Parties to the maximum extent possible under applicable Law.

26.6.       Waiver of Default  The failure by either Party to insist upon strict performance of any of the provisions contained in this Agreement shall not constitute a waiver of its rights, at law or in equity, or a waiver of any other provisions or subsequent default by the other Party in the performance or compliance with any of the terms and conditions set forth in this Agreement.

26.7.       Remedies Cumulative  Unless expressly stated otherwise in this Agreement, all remedies provided for in this Agreement will be cumulative and in addition to, and not in lieu of, any other remedies available to either Party at law, in equity or otherwise.

26.8.       Survival of License in Bankruptcy  All licenses granted to Services Recipient under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Paragraph 101(35A) of the U.S. Bankruptcy Code.  The Parties agree that the other Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, or similar laws of other jurisdictions.

26.9.       Survival of Obligations  The obligations of the Parties under this Agreement that the Parties have expressly agreed shall survive expiration or termination of this Agreement or that, by their nature, would continue beyond the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement for any reason.  Without limiting the generality of the foregoing, the Parties intend that the following Articles and Sections survive expiration or termination of this Agreement: Section 13.3; Article 14, Article 15; Section 18.1.2, Section 18.1.3, Section 18.2.1, Section 18.2.4, Section 18.3, and Section 18.4; Article 21 and Article 22; Section 23.5, and Article 25 and this Article 26  Upon the expiration or termination of this Agreement, any monies, penalties or other charges due and owing either Party shall be paid by the other Party within thirty (30) days of the effective date of such expiration or termination.

26.10.     Third Party Beneficiaries  Except as set forth in this Section 26.10, and except with respect to the Indemnified Parties to the extent provided in Article 21 and Article 22, this Agreement shall not be deemed to create any obligations of a Party to any such third party or create any rights in third parties, including employees, suppliers, or customers of a Party.  No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of a Party in respect of rights to continued employment of benefits of any kind.  The Parties hereby specifically acknowledge and agree that it is their intention, (i) that all of the terms and conditions of this Agreement or any applicable Statement of Work be made available to Affiliates of Services Recipient, and (ii) that Affiliates of Services Recipient be entitled to enforce this Agreement as incorporated in any applicable Statement of Work executed by such Affiliates.  Services Recipient shall be responsible for the obligations of any Affiliate of Services Recipient receiving Services under this Agreement.  Service Provider shall be responsible for the obligations of any Affiliate of Service Provider providing Services under this Agreement.

26.11.     Further Assurances  Each of the Parties agrees that from time to time, at the request of the other Party and without further consideration, it shall execute and deliver such other documents and take such other actions as the other Party may reasonably request to consummate more effectively the transactions contemplated by this Agreement.

26.12.     Counterparts  This Agreement may be executed in several counterparts (including by facsimile, “.pdf” or other electronic transmission), all of which taken together shall constitute one single agreement between the Parties.

26.13.     Execution of Agreement   The Parties acknowledge and agree that this Agreement has been accepted, made and entered into by the Parties in the State of Idaho and shall be construed in accordance with the laws of the State of Idaho applicable to contracts executed, delivered and performed in the State of Idaho.  Whenever used in this Agreement, “including” means “including, without limitation.”

26.14.     Certifications  Services Recipient may require that Service Provider provide to it and to any relevant third party such certifications and other evidence as third parties may require that any particular Service was provided in accordance with standards applicable under relevant requirements of GAAP, the Financial Accounting Standards Board, the Securities and Exchange Commission, or other governmental or non-governmental regulatory body.

26.15.     Savings Clause  If Service Provider’s failure to perform an obligation under this Agreement is due to Services Recipient’s wrongful action or failure to fulfill any obligation under this Agreement when required, Service Provider will be excused from responsibility only to the extent that such failure prevented Service Provider’s timely performance of its obligation; provided that, Service Provider shall:  (i) notify Services Recipient of such failure and Service Provider’s inability to perform its obligation as a result of such wrongful action or failure promptly after becoming aware thereof; and (ii) use commercially reasonable efforts to perform notwithstanding Services Recipient’s wrongful action or its failure to perform.

*  *  *  *  *

IN WITNESS WHEREOF, each of the Parties hereto, by its duly authorized representative, has caused this Agreement to be executed as of the Execution Date.

Boise Cascade, L.L.C.		Boise Paper Holdings, L.L.C.

By:	/s/ David G. Gadda	By:	/s/ Karen E. Gowland

Printed Name:	David G. Gadda	Printed Name:	Karen E. Gowland

Title:	Vice President	Title:	Vice President

Appendix 1

Defined Terms

The term “Absorption Fee” shall mean a fee payable by Boise Cascade to Boise Paper in accordance with Section 25.3 of the Agreement in the amount as follows: (i) five million dollars ($5,000,000) if termination is effective during the first Contract Year of the Initial Term, (ii) three million dollars ($3,000,000) if termination is effective during the second Contract Year of the Initial Term, and (iii) one million dollars ($1,000,000) if termination is effective during the third Contract Year of the Initial Term.

The term “Affiliate” shall mean, with respect to an entity, any entity that Controls, is Controlled by, or is under common Control with, that entity. For greater certainty from and after the Execution Date Boise Paper shall not be Affiliate of Boise Cascade.

The term “Agreement” shall mean this Outsourcing Services Agreement, together with all Appendices, Statements of Work and any other attachments to this Agreement, and any modification or amendment to this Agreement or any Statement of Work made in accordance with the terms of this Agreement.

The term “Attachment” shall mean the Appendices, Statements of Work and all attachments thereto.

The term “Business Continuity Plan” shall mean Service Provider’s business continuity and disaster recovery plan for its information technology operations as described in Section 9.

The term “Cap” shall have the meaning given it in Section 22.1.

The term “Change in Control” shall mean (i) the acquisition by any person or related group of persons of direct or indirect ownership of more than fifty percent (50%) of the voting securities of an Affiliate of any Party, in a single transaction or series of related transactions, (ii) the sale or divestiture of all or substantially all of the assets of an Affiliate of any Party to any entity, or (iii) the merger of an Affiliate of any Party with or into another entity to form a new entity.

The term “Charges” shall mean the amounts payable by Services Recipient for the provision of the Services as provided in Article 10 hereof and set out in applicable Statements of Work.

The term “Claim” shall have the meaning given it in sections 2.1.1 and 2.1.2 hereof.

The term “Confidential Information” shall mean:  (i) any trade secrets or other proprietary, confidential or non-public information of a Party, their shareholders, directors, officers, employees, agents, clients, policyholders, claimants, prospects, applicants or customers or third parties to whom it owes a duty of confidentiality (including the terms of any transaction relating to or involving such shareholders, directors, officers, employees, agents, clients, policyholders, claimants, prospects, applicants, customers or third parties) that are marked as confidential or otherwise identified as confidential by the disclosing Party or that the receiving Party knows or reasonably ought to know to be proprietary or confidential; (ii) Personal Data; (iii) Proprietary Software; (iv) all employment information, such as compensation (including proposed compensation), benefits, disciplinary records, performance records and other data; and(vi) any other information of a Party that the other Party knows or reasonably ought to know to be proprietary or confidential.

1

The term “Contract Year” shall mean (a) for this Agreement, each one-year period commencing on the Execution Date and each anniversary thereof, and (b) for each Statement of Work, each one-year period commencing on the Effective Date of such Statement of Work and each anniversary thereof.

The term “Control” (including with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by trust, management agreement, contract or otherwise; provided, however, that beneficial ownership of fifty percent (50%) or more of the voting stock of an entity shall be deemed to be Control.

The term “Copyright Act” shall mean the United States Copyright Act, 17 U.S.C. §101 et seq, as amended from time to time.

The term “Data” shall mean, with respect to a Party, all information concerning such party which has been created by such Party (or its Affiliates) in the conduct of its business operations (whether directly or pursuant to the delivery of Services hereunder) including without limitation information relating to the shareholders, directors, officers, employees, agents, brokers, distributors, suppliers, clients,  prospects, applicants or customers of such Party (or its Affiliates) or relating to the businesses of such Party (or its Affiliates), including third party information, operations, facilities, products, Services and markets, all as to the extent provided to or obtained by the other Party from such Party (or its Affiliates or their shareholders, directors, officers, employees, agents, brokers, distributors, suppliers, clients, policyholders, claimants, prospects, applicants or customers), such Party’s employees or agents pursuant to this Agreement, or derived from any of the foregoing. “Data” includes, without limitation, (i) any such information in a tangible form, regardless of the form or method by which such information is created, stored, maintained or communicated, (ii) all data maintained by Service Provider for Services Recipient, and (iii) Personal Data. “Data” also includes information which is, and is not, Confidential Information of a Party (or its Affiliates). For avoidance of doubt, Data does not include internal information of Service Provider generated in connection with the performance of Services and not reasonably related to its obligations under this Agreement (e.g., Service Provider’s personnel or cost data, internal reviews, or similar information or data).

The term “Data Protection Laws” shall mean any data protection or privacy Laws.

The term “Deliverables” shall mean goods and services to be created by Service Provider and delivered to Services Recipient as part of the Services and as specified under an applicable Statement of Work or.

The term “Direct Fully Allocated Costs” shall have the meaning given it in Section 10.1 hereof.

The term “Dispute Resolution Process” shall mean the escalation procedures for resolving Disputes set forth in Article 23 and Appendix 23.4.

The term “Dispute” shall mean any dispute, controversy or claim arising out of, or relating to, this Agreement, including any of the foregoing with respect to the interpretation of any provision of this Agreement, the performance of any Party of its obligations under this Agreement and situations or circumstances in which the Parties are supposed to, but cannot, mutually agree.

The term “Documentation” shall mean, with respect to any information technology Services, all program descriptions, desk procedures, materials, documentation, specifications, training manuals,

2

technical manuals, user manuals, flow diagrams, file descriptions and other written information that describes the function and use of such Services, as applicable.

The term “Effective Date” shall mean, with respect to a Statement of Work, the date on which the Parties, or their Affiliates, execute such Statement of Work, as set forth in such Statement of Work, or as agreed by the Parties. The Effective Date of the initial Statements of Work shall be the Execution Date.

The term “Execution Date” shall have the meaning given it in the preamble to this Agreement.

The term “Force Majeure Event” shall mean an event that both:  (i) is caused by any of the following: acts of war, terrorism, civil riots or rebellions; quarantines, embargoes and other governmental action; labor disputes; extraordinary elements of nature or acts of God or other event or condition outside the reasonable control of the Party subject to such failure or delay; and (ii) could not have been prevented by the non-performing Party’s commercially reasonable precautions, or could not reasonably be circumvented by the non-performing Party through the use of substitute Services, alternate sources, work-around plans or other means; provided that neither party shall be obligated by this Agreement to settle any labor dispute except on terms which may be satisfactory to it in its sole discretion.

The term “Former Affiliate” shall mean, with respect to any Affiliate of a Party receiving Services, any such entity or any portion of the business or operations thereof, that has undergone a Change in Control.

The term “Indemnification Notice” shall mean a notice to be provided by any Indemnified Party under this Agreement advising the Indemnifying Party of the applicable Claim and providing a description of the nature of the Claim.

The term “Indemnified Party” shall mean an entity entitled to indemnification hereunder, including a Party and its Affiliates any Party, and its and their respective shareholders, members, directors, managers, officers, and employees.

The term “Indemnifying Party” shall mean a Party required to indemnify an Indemnified Party under this Agreement.

The term “Initial Term” shall mean the first three Contract Years of the Term.

The term “Intellectual Property Rights” shall mean any and all intangible rights existing from time-to-time under the Law of any jurisdiction, including patent law, copyright law, trade secret law, database rights law, unfair competition law, trademark law, or other similar laws or principles.

The term “Invention” shall mean any invention, idea, concept, know-how, or technique that either Party first conceives or reduces to practice in connection with performance of the Services during this Agreement including any invention, idea, concept, know-how, or technique for which a patent application is or could be filed.

The term “Law” shall mean all statutes, regulations, directives, ordinances, orders, rulings, agency or court interpretations, or other action of any governmental authority in any jurisdiction in the world, whether currently in force or enacted during the Term.

The term “Losses” shall mean all liabilities, awards, judgments, fines, payments in settlement of Claims, and damages (including Taxes), and all related costs and expenses, including reasonable legal

3

fees and disbursements, and costs of investigation, litigation, settlement, judgment, appeal, interest, fines and penalties, paid by a Party in connection with a Claim.

The term “Noticed Dispute” shall mean a Dispute noticed by a Party to the other Party in accordance with Section 23.4.

The term “Party” shall mean each of Boise Paper and Boise Cascade.

The term “Performance Requirements” shall mean the performance requirements, service levels, and other obligations set forth in the Agreement and the applicable Statement of Work that describe the timeframes and other expectations and obligations for performance of the individual tasks comprising the Services.

The term “Personal Data” shall mean personally identifiable data about individuals, including sensitive personal data, that are used, received or accessed by Service Provider under this Agreement and that (i) relate to, or are provided by, a Services Recipient shareholder, director, officer, employee, agent, client, claimant, prospect, applicant or customer, or (ii) directly or indirectly relate to Services Recipient’s past, present or future employees, contractors, consultants, temporary workers, contingent workers, secondees, clients, claimants, prospects, applicants, customer or dependents of the foregoing or individuals designated by the foregoing as beneficiaries or in other capacities (e.g., under a pension plan, life insurance, as an emergency contact, and the like) or individuals who become or may become entitled to benefits as a result of the operation of law or the rules of any benefit plan.

The term “Personnel” shall mean, with respect to a Party, all of such Party’s and its contractors’ employees, contractors and agents.

The term “Prime Rate” means the rate of interest reported under that title from time to time in the Wall Street Journal.

The term “Proprietary Software” shall mean, with respect to a Party, any Software owned by such Party.

The term “Relationship Manager” shall mean, with respect to a Party, the officer or employee of such Party designated as such from time to time pursuant to section 13.1 hereof.

The term “Responsible Manager” shall mean for each Party in respect of each Statement of Work the person so designated in such Statement of Work.

The term “Service Provider Indemnified Parties” shall mean Service Provider and its Affiliates and its and their respective shareholders, members, directors, managers, officers, and employees.

The term “Service Provider Software” shall mean the Software owned by Service Provider or licensed by Service Provider from third parties (other than from Services Recipient) and used for the benefit of Services Recipient under this Agreement and shall include the Software listed in the applicable Statement of Work.

The term “Service Provider Third Party Supplier Agreement” shall mean a third party agreement relating to the Services and to which Service Provider is a party.

The term “Service Provider” shall mean, with respect to a particular Statement of Work, the Party, or its Affiliate, that is providing the applicable Services, as set forth in such Statement of Work.

4

The term “Services Recipient Indemnified Parties” shall mean Services Recipient its Affiliates, and its and their respective shareholders, members, directors, managers, officers, and employees.

The term “Services Recipient” shall mean, with respect to a particular Statement of Work, the Party that is receiving the applicable Services, as set forth in such Statement of Work.

The term “Services” shall mean the professional, business functions, data processing, and other services to be provided hereunder.

The term “Software Documentation” shall mean, with respect to any particular Software, its manuals and other documentation regarding the capabilities, operation, installation and use of such Software, including as applicable and available, user manuals, systems operations manuals, console operations manuals, linking instructions, error logs and reports, and other manuals and reports.

The term “Software” shall mean any computer programs (including applications, utilities and operating systems software) or databases and related object and source codes, including all related Software Documentation and supporting materials relating thereto and the tangible media upon which such programs, databases, code and Software Documentation and supporting materials relating thereto are recorded or printed, that (i) perform specific data processing tasks or (ii) perform tasks basic to the functioning of any equipment, and any modifications, enhancements, revisions, corrections, improvements, updates, releases supplements, maintenance work-arounds and know-how related thereto, whether in existence as of the Execution Date or created during the Term.

The term “Statement of Work” shall have the meaning given it in Section 2.1 hereof.

The term “Tax” or “Taxes” shall mean any federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, Services, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, assessment, duty or governmental charge of any kind whatever imposed by any governmental or taxing authority in any jurisdiction worldwide, whether disputed or not, including any interest, penalty or addition thereto.

The term “Termination Assistance Services” shall mean the termination, expiration, transition and wind-down assistance Services to be provided by Service Provider to Services Recipient upon expiration or termination of the Agreement, any Statement of Work, or part thereof.

The term “Work Product” shall mean all Deliverables, all work product created by Service Provider for Services Recipient in connection with performance of the Services, all derivative works created by Service Provider from Services Recipient’s Proprietary Software, its Software Documentation, and Documentation owned by, or licensed from a third party to, Services Recipient; provided, however, that Work Product shall not include any derivative works of Software or other materials owned by Service Provider.

5

Appendix 23.4

Dispute Resolution Process

Any Noticed Dispute shall be resolved in accordance with the following procedures:

1. Negotiation. Within five (5) days after the effective date of the notice (the “Notice Date”), each Party shall designate, in writing to the other Party, the name of one of its senior executive officers who shall be its “Designated Representative” in the dispute resolution process. Designation by either party of its Designated Representative shall constitute a representation by such party that its Designated Representative has full power and authority to resolve the Noticed Dispute. Within fifteen (15) days after the Notice Date, each party shall have delivered to the Designated Representative of the other party a written statement of its position. No later than the thirty-fifth (35th) day after the Notice Date, the Designated Representatives shall meet, discuss, and negotiate with respect to the Noticed Dispute for a period not to exceed ten (10) days.

If the Parties are unable to settle the Noticed Dispute through negotiations during the ten (10) day negotiation and discussion period provided for the last sentence of the preceding paragraph by the forty-fifth (45th) day following the Notice Date, the Parties shall mutually appoint a neutral third-party arbitrator. If the Parties are unable to agree upon the neutral third-party arbitrator by the fiftieth (50th) day following the Notice Date, either party may obtain the appointment of a neutral third-party arbitrator by the Chief Judge of the United States District Court for the District of Idaho.

2. Arbitration. Within ten (10) days after appointment of the neutral arbitrator, each Party shall submit a written statement to the neutral arbitrator and to the other Party advocating its position, and each party may, within ten (10)  days after receipt of the other Party’s statement, submit to the neutral arbitrator and the opposing Party one rebuttal statement. Opening statements shall be no longer than thirty (30) pages of 8 1/2” by 11” paper, and rebuttal statements shall be limited to fifteen (15) pages of 8 1/2” by 11” paper unless otherwise mutually agreed. Within twenty (20) days after submission of the rebuttal statement, on a date and at a place set by the neutral arbitrator, the Designated Representatives shall meet with the neutral arbitrator to negotiate and resolve the Noticed Dispute. Each Designated Representative may make an oral presentation to the neutral arbitrator. The Designated Representatives of both Parties shall be present for such presentations and shall be available at the same location on the following day for arbitrator-sponsored negotiations. If the Parties are unable to reach a settlement of the Noticed Dispute, the neutral arbitrator shall, within twenty (20) days thereafter, deliver in writing to each Party his or her recommended settlement of the Noticed Dispute. Within ten (10) days after receipt of the neutral arbitrator’s recommended settlement, the Parties’ Designated Representatives shall meet at a time and place set by the neutral arbitrator and make a final attempt to resolve the Noticed Dispute. If they are unable to do so, the arbitrator shall make a final decision which shall be final and binding upon the Parties.

3. Confidentiality.

3.1. Each Party shall treat all statements, written submissions, and other disclosures made by the other in the course of efforts to resolve the Noticed Dispute (collectively, “Settlement Information”) as Confidential Information and shall make no disclosure of the Settlement Information to any third party (other than its employees and officers involved in the Noticed Dispute and its counsel and other consultants providing advice in respect of the Noticed Dispute), and it shall require all persons to whom it is permitted to disclose such information to make a similar nondisclosure commitment for the benefit of and enforceable by the Party providing such information. Such nondisclosure obligation shall

6

remain in effect for a period of five (5) years from the date of disclosure. Notwithstanding the foregoing neither Party shall be in breach of the foregoing non-disclosure provisions if (i) the information disclosed by it is or has become, without fault on its part, public information; or (ii) it is required to disclose such information by law (including applicable securities laws) or by the order of any court, administrative tribunal, or regulator issued to it; provided that the disclosing Party shall give notice to the other Party as soon as feasible of the pendency of any request or threat of such required disclosure and cooperate with all efforts the other Party wishes to make to avoid or limit such disclosure or obtain confidential treatment thereof by the persons seeking and ordering such disclosure.

3.2. Prior to commencing the arbitration process, the Parties shall require the neutral arbitrator to sign a confidentiality agreement in which he or she commits, for the benefit of and on a basis which is enforceable by each Party and its respective Affiliates, that he or she will hold the Settlement Information confidential and not disclose it to any Party other than the Parties, their respective Affiliates, counsel, and advisors and agents involved in the Noticed Dispute, except under order of disclosure by a court of competent jurisdiction or pursuant to a written authorization signed by the Party or Parties providing the Settlement Information which is to be disclosed.

4. Fees and Expenses. The Parties shall each pay their own costs and fees associated with the Dispute Resolution Process provided for in this Agreement. The fees and expenses of the neutral arbitrator shall be divided equally by the Parties.

7